Exhibit 4.1

ATLANTIC LIBERTY FINANCIAL CORP.
2003 INCENTIVE STOCK BENEFIT PLAN

1. PURPOSE. The purpose of the Atlantic Liberty Financial Corp. 2003 Incentive Stock Benefit Plan (the “Plan”) is to (i) provide employees, officers and directors of Atlantic Liberty Financial Corp. (the “Company”), Atlantic Liberty Savings, F. A. (the “Association”) and any Affiliates of the Company (as defined below), with additional incentives to improve the growth and performance of the Company, and (ii) to attract and retain qualified and experienced personnel to the Company and its Affiliates.

2. TERM. The Plan shall be effective as of the date of stockholder approval (the “Effective Date”), and shall remain in effect for ten years thereafter, unless sooner terminated by the Company’s Board of Directors (the “Board”). After termination of the Plan, no additional awards may be granted, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3. PLAN ADMINISTRATION.

(a) Role of the Committee. The Plan shall be administered by the Committee. The Committee shall consist of either (i) at least two “Non-Employee Directors” of the Company, or (ii) the entire Board of the Company. A “Non-Employee Director” means, for purposes of the Plan, a director who: (a) is not employed by the Company or an Affiliate; (b) does not receive compensation directly or indirectly from the Company as a consultant (or in any capacity other than as a director) greater than $60,000; (c) does not have an interest in a transaction requiring disclosure under Item 404(a) of Regulation S-K; or (d) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K. The interpretation and construction by the Committee of any provisions of the Plan or of any Award granted hereunder shall be final and binding, except as set forth herein below. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules and procedures as it deems appropriate for the conduct of its affairs. The Committee shall have the power to interpret and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to: (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, other awards, other property, or accelerated, canceled, extended, forfeited or suspended; (iv) adoption of modifications, amendments, procedures, and subplans as may be necessary; (v) subject to the rights of participants, modification, amendment or cancellation of any award to correct an administrative error; and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. The Committee shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than one time per calendar year.

(b) Role of the Board. The members of the Committee shall be appointed or approved by, and will serve at the pleasure of, the Board of Directors of the Company. The Board may in its discretion from time to time remove members from, or add members to, the Committee, subject to the requirements set forth in subsection (a) above. The Board shall have all of the powers allocated to it in the Plan, may take any action under or with respect to the Plan that the Committee is authorized to take, and may reverse or override any action taken or decision made by the Committee under or with respect to the Plan;provided, however, that the Board may not revoke any Award except in the event of revocation for Cause or with respect to unearned Awards in the event the Recipient of an Award voluntarily terminates employment with the Company or its Affiliates prior to Normal Retirement.

(c) Plan Administration Restrictions. All transactions involving a grant, award or other acquisitions from the Company shall:

(i)            be approved by the Company’s full Board or by the Committee;

(ii)
be approved, or ratified, in compliance with Section 14 of the Exchange Act, by either: the affirmative vote of the holders of a majority of the shares present, or represented and entitled to vote at a meeting duly held in accordance with the laws under which the Company is incorporated; or the written consent of the holders of a majority of the securities of the issuer entitled to vote, provided that such ratification occurs no later than the date of the next annual meeting of stockholders; or

(iii)	result in the acquisition of an Option or Limited Right that is held by the Recipient for a period of six months following the date of such acquisition.

(d) Limitation on Liability. No member of the Board or the Committee shall be liable for any determination made in good faith with respect to the Plan or any Awards granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Company or its Affiliates shall indemnify such member against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and its Affiliates and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

4. ELIGIBILITY TO PARTICIPATE. Officers and employees of the Company and its Affiliates shall be eligible to receive Incentive Stock Options, Non-Statutory Stock Options, Stock Awards, Limited Rights, Reload Options and /or Dividend Equivalent Rights under the Plan (collectively, “awards”). Outside directors shall be eligible to receive Non-Statutory Stock Options, Reload Options, Dividend Equivalent Rights and Stock Awards under the Plan. The term “Company” includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee. The term “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company within the meaning of Sections 424(e) and (f) of the Internal Revenue Code (“Code”), respectively. An “outside director” means a director of the Company or an Affiliate who is not an employee of the Company or an Affiliate.

5. SHARES OF STOCK SUBJECT TO THE PLAN. 256,648 shares of common stock of the Company (“Common Stock”) in the aggregate are reserved for issuance under the Plan, which shares shall be available for issuance (subject to adjustment as provided in Section 6) pursuant to the exercise of Stock Options, granted under Sections 7(a) and 7(c) of the Plan, or Stock Awards, under Section 7(d) of the Plan. The maximum number of Stock Options that may be granted to any one employee of the Company is 60,000.

Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an Affiliate thereof, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the shares available for issuance under the Plan. In addition, any shares that are used for the full or partial payment of the exercise price of any option or in full or partial payment of a tax-withholding obligation under the Plan will not be counted as issued under the Plan and will be available for future grants under the Plan.

Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased by the Plan. No fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in settlement of awards under the Plan.

6. ADJUSTMENTS.

If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which grants are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Stock Options shall not change the aggregate Stock Option purchase price payable with respect to shares that are subject to the unexercised portion of the Stock Option outstanding but shall include a corresponding proportionate adjustment in the Stock Option purchase price per share.

Adjustments under this Section 6 relating to shares of Common Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The granting of awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

7. AWARDS. The Committee shall determine the type or types of award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing these awards in accordance with Section 11. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. The types of awards that may be made under the Plan are set forth below.

(a) “Stock Option” - means a grant of a right to purchase a specified number of shares of Common Stock under the Plan during a specified period. A Stock Option may be in the form of an “Incentive Stock Option”, which means a Stock Option granted by the Committee that complies with Section 422 of the Code, as amended, and the regulations thereunder at the time of grant, or of a Non-Statutory Stock Option, as defined in this paragraph. A “Non-Statutory Stock Option” means a Stock Option granted by the Committee to (i) an outside director or (ii) to any other participant, and such option is either (A) not designated by the Committee as an Incentive Stock Option, or (B) fails to satisfy the requirements of an Incentive Stock Option as set forth in Section 422 of the Code and the regulations thereunder. The exercise price of each Stock Option shall be the per share Fair Market Value of Common Stock on the date the award is granted. However, if a key employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates (or under Section 424(d) of the Code, is deemed to own stock representing more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such key employee, or by or for any corporation, partnership, estate or trust of which such key employee is a shareholder, partner or beneficiary), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Company’s Common Stock on the date the Incentive Stock Option is granted. A Stock Option may be exercised in whole or in installments, which may be cumulative. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise, in either cash or such other methods as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either actually or by attestation) Common Stock at Fair Market Value on the date of surrender, or any combination thereof.

(b) “Limited Right” - means the right to receive an amount of cash based upon the terms set forth in Section 12.

(c)  “Reload Option” - means an additional Stock Option granted pursuant to Section 13.

(d) “Dividend Equivalent Right” means the right to receive an amount of cash based upon the terms set forth in Section 14 hereof.

(e) “Stock Award” - means an award under the Plan, made in stock or denominated in units of stock. All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance.

8. DEFERRALS AND SETTLEMENTS. Payment of awards may be in the form of Common Stock or other awards, or in the case of Limited Rights, cash, or in combinations thereof as the Committee determines at the time of grant, and with such restrictions as it may impose. No Stock Option is to be considered exercised until payment in full is accepted by the Committee. The means by which a recipient of an award may make payment is set forth below.

(a) Cash Payment. The exercise price may be paid in cash or by certified check. To the extent permitted by law, the Committee may permit all or a portion of the exercise price of a Stock Option to be paid from borrowed funds.

(b) Cashless Exercise. Subject to vesting requirements, if applicable, a participant may engage in a “cashless exercise” of the Stock Option. Upon a cashless exercise, the participant shall give the Company written notice of the exercise of the Stock Option together with an order to a registered broker-dealer or equivalent third party, to sell part or all of the Common Stock subject to the Stock Option and to deliver enough of the proceeds to the Company to pay the Stock Option exercise price and any applicable withholding taxes. If the participant does not sell the Common Stock subject to the Stock Option through a registered broker-dealer or equivalent third party, the participant may give the Company written notice of the exercise of the Stock Option and the third-party purchaser of the Common Stock subject to the Stock Option shall pay the Stock Option exercise price plus applicable withholding taxes to the Company.

(c) Exchange of Common Stock. The Committee may permit payment of the Stock Option exercise price by the tendering of previously acquired shares of Common Stock. All shares of Common Stock tendered in payment of the exercise price of a Stock Option shall be valued at the Fair Market Value of the Common Stock. No tendered shares of Common Stock which were acquired by the participant upon the prior exercise of a Stock Option or as awards under this or any other stock award plan sponsored by the Company shall be accepted for exchange unless the participant has held such shares (without restrictions imposed by said plan or award) for at least six months prior to the exchange.

9. FAIR MARKET VALUE.“Fair Market Value” for all purposes under the Plan shall mean the reported closing price of Common Stock as reported by the Nasdaq stock market on such date (as reported in The Wall Street Journal, if published), or if the Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded thereon. If the Common Stock is not reported on the Nasdaq stock market, Fair Market Value shall mean the average sale price of all shares of Common Stock sold during the 30-day period immediately preceding the date on which such stock option was granted, and if no shares of stock have been sold within such 30-day period, the average sale price of the last three sales of Common Stock sold during the 90-day period immediately preceding the date on which such stock option was granted. In the event Fair Market Value cannot be determined in the manner described above, then Fair Market Value shall be determined by the Committee. The Committee is authorized, but is not required, to obtain an independent appraisal to determine the Fair Market Value of the Common Stock.

Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

10. TRANSFERABILITY AND EXERCISABILITY. All awards under the Plan, other than Non-Statutory Stock Options, will be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution, except pursuant to a domestic relations order entered by a court of competent jurisdiction or as otherwise determined by the Committee.

If so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise his rights under any Stock Option, Reload Option, Limited Right or Dividend Equivalent Right who would be entitled to and receive any distributions under the Plan upon the participant’s death. However, in the case of participants who are subject to Section 16 of the Securities Exchange Act 1934 (the “1934 Act”), any contrary requirements of Rule 16b-3 under the 1934 Act, or any successor rule, shall prevail over the provisions of this Section.

Awards granted pursuant to the Plan may be exercisable pursuant to a vesting schedule as determined by the Committee. The Committee may, in its sole discretion, accelerate or extend the time during which any Stock Option may be exercised, or any Stock Award may vest, in whole or in part, provided, however, that with respect to an Incentive Stock Option, it must be consistent with the terms of Section 422 of the Code in order to continue to qualify as an Incentive Stock Option. Notwithstanding the above, in the event of Retirement (as defined in Section 26 hereof), death or Disability (as defined in Section 26 hereof), all awards shall immediately vest.

11. AWARD AGREEMENTS. Each award of Stock Options, Reload Options, Limited Rights, Dividend Equivalent Rights and Stock Award under the Plan shall be evidenced by an agreement that is approved by the Committee. The agreement must set forth the terms, conditions and limitations to an award and the provisions applicable in the event the participant’s employment terminates, provided, however, in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant. If any key employee, at the time an Incentive Stock Option is granted to him, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliate (or, under Section 424(d) of the Code, is deemed to own stock representing more than 10% of the total combined voting power of all classes of stock, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such key employee, or by or for any corporation, partnership, estate or trust of which such key employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to him shall not be exercisable after the expiration of five years from the date of grant.

In addition, to the extent required by Section 422 of the Code, the aggregate Fair Market Value (determined at the time the option is granted) of the Common Stock for which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all plans of the Company and its Affiliates) shall not exceed $100,000. In the event the amount exercisable shall exceed $100,000, the first $100,000 of Incentive Stock Options (determined as of the date of grant) shall be exercisable as Incentive Stock Options and any excess shall be exercisable as Non-Statutory Stock Options.

12. LIMITED RIGHTS. The Committee may grant a Limited Right simultaneously with the grant of any Stock Option, with respect to all or some of the shares covered by such option. Limited Rights granted under the Plan are subject to the following terms and conditions:

(a)  Terms of Limited Rights. A Limited Right shall not be exercisable in whole or in part before the expiration of six months from the date of grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control of the Company or the Association.

The Limited Right may be exercised only when the underlying Stock Option is eligible to be exercised; provided that the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related Stock Option.

Upon exercise of a Limited Right, the related Stock Option shall cease to be exercisable. Upon exercise or termination of a Stock Option, any related Limited Rights shall terminate. The Limited Right may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the Common Stock subject to the underlying Stock Option. The Limited Right is transferable only when the underlying Stock Option is transferable and under the same conditions.

(b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Company an amount of cash equal to the positive difference between the Fair Market Value on the date of grant of the related Stock Option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised. In the event of a merger transaction, the Limited Right shall be exercisable solely for shares of the acquiring corporation or its parent, as applicable. The number of shares to be received on the exercise of such Limited Right shall be determined by dividing the amount of cash that would have been available under the first sentence above by the Fair Market Value at the time of exercise of the shares underlying the option subject to the Limited Right.

13. RELOAD OPTION. Simultaneously with the grant of any Stock Option to a participant, the Committee may grant a Reload Option with respect to all or some of the shares covered by such Stock Option. A Reload Option may be granted to a participant who satisfies all or part of the exercise price of the Stock Option with shares of Common Stock. The Reload Option represents an additional Stock Option to acquire the same number of shares of Common Stock used by the participant to pay for the original Stock Option. Reload Options may also be granted to replace Common Stock withheld by the Company for payment of a participant’s withholding tax under Section 16. A Reload Option is subject to all of the same terms and conditions as the original Stock Option, including the remaining option exercise term, except that (i) the exercise price of the shares of Common Stock subject to the Reload Option will be determined at the time the original Stock Option is exercised, and (ii) such Reload Option will conform to all provisions of the Plan at the time the original option is exercised.

14. DIVIDEND EQUIVALENT RIGHTS. Simultaneously with the grant of any Stock Option to a participant, the Committee may grant a Dividend Equivalent Right with respect to all or some of the shares covered by such Stock Option. Dividend Equivalent Rights granted under this Plan are subject to the following terms and conditions:

(a)  Terms of Rights. The Dividend Equivalent Right provides the participant with a cash benefit per share for each share underlying the unexercised portion of the related Stock Option equal to the amount of any extraordinary dividend (as defined in Section 14 (c)) per share of Common Stock declared by the Company. The terms and conditions of any Dividend Equivalent Right shall be evidenced in the option agreement entered into with the participant and shall be subject to the terms and conditions of the Plan. The Dividend Equivalent Right is transferable only when the related option is transferable and under the same conditions.

(b) Payment. Upon the payment of an extraordinary dividend, the participant holding a Dividend Equivalent Right with respect to Stock Options or portions thereof which have vested shall promptly receive from the Company or its Affiliate, as applicable, the amount of cash equal to the difference between the amount of the extraordinary dividend per share of Common Stock and the average dividend per share of Common Stock based on the current and preceding three quarters (assuming dividends were paid in each quarter, and if not then based on the average of the quarters in the last four quarters in which dividends were paid), multiplied by the number of shares of Common Stock underlying the unexercised portion of the related Stock Option. With respect to Stock Options or portions thereof which have not vested, the amount that would have been received pursuant to the Dividend Equivalent Right with respect to the shares underlying such unvested Stock Option or portion thereof shall be paid to the participant holding such Dividend Equivalent Right together with earnings thereon, on such date as the Stock Option or portion thereof becomes vested. Payment of an extraordinary dividend will be decreased by the amount of any applicable tax withholding prior to distribution to the participant as set forth in Section 16.

(c) Extraordinary Dividend. For purposes of this Section 14, an extraordinary dividend is any cash dividend paid on shares of Common Stock where (i) the dividend rate exceeds 200% of the Association’s weighted average cost of funds on interest-bearing liabilities for the current quarter and preceding three quarters, and (ii) the annualized aggregate dollar amount of the dividend exceeds the Association’s net income after taxes for the current quarter and preceding three quarters. For purposes of this Section 14, the dividend rate equals the quotient, expressed as a percentage, of (i) the annualized dollar amount of the dividend, and (ii) the last trade price of the Company’s Common Stock on the day immediately before the dividend is declared.

15. PLAN AMENDMENT. The Board or the Committee may modify or amend the Plan as it deems necessary or appropriate or modify or amend an award received by key employees and/or outside directors. No such amendment shall adversely affect any outstanding awards under the Plan without the consent of the holders thereof.

16. TAX WITHHOLDING. The Company may deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover the minimum withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy the minimum required tax withholding and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

17. OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS. Settlements of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country, unless otherwise determined by the Committee, or unless the contrary is specifically provided in a Company benefit plan that is exempt from tax under Section 401(a) of the Code.

18. UNFUNDED PLAN. Unless otherwise determined by the Committee, the Plan is an unfunded plan. The Plan shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

19. FUTURE RIGHTS. No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any rights by reason of the grant of any award under the Plan to continued employment by the Company or any subsidiary of the Company.

20. GENERAL RESTRICTION. Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the grant or settlement thereof, such award may not be exercised or settled in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

21. GOVERNING LAW. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

22. SUCCESSORS AND ASSIGNS. The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the guardian or estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant’s creditors.

23. RIGHTS AS A SHAREHOLDER. A participant shall have no rights as a shareholder with respect to awards under the Plan until he or she becomes the holder of record of shares granted under the Plan.

24. CHANGE IN CONTROL. Notwithstanding anything to the contrary in the Plan, the following shall apply to all outstanding awards granted under the Plan in the event of a Change in Control:

(a) Definition. A “Change in Control” of the Association or the Company means a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners’ Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Association’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Company or similar transaction in which the Association or Company is not the surviving corporation occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the common stock of the Company are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) Acceleration of Vesting and Payment of Limited Rights.

(1)
Upon the occurrence of an event constituting a Change in Control, all Limited Rights, Stock Options, Stock Awards or any other award granted pursuant to this Plan outstanding on such date shall become 100% vested.

(2)
Upon the occurrence of an event constituting a Change in Control involving an exchange of stock, all Stock Options shall become options to purchase the exchanged stock at the applicable exchange ratio (with no change in the aggregate exercise price).

(c) Effect of a Change in Control on Stock Option Awards. In the event of a Change in Control, the Committee and the Board of Directors will take one or more of the following actions to be effective as of the date of such Change in Control:

(1)
provide that such Stock Options shall be assumed, or equivalent stock options shall be substituted (“Substitute Options”) by the acquiring or succeeding corporation (or an affiliate thereof), provided that: (A) any such Substitute Options exchanged for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, and (B) the shares of stock issuable upon the exercise of such Substitute Options shall be registered in accordance with the Securities Act of 1933, as amended (“1933 Act”) or such securities shall be exempt from such registration in accordance with Sections 3(a)(2) or 3(a)(5) of the 1933 Act, (collectively, “Registered Securities”), or in the alternative, if the securities issuable upon the exercise of such Substitute Options shall not constitute Registered Securities, then the participant will receive upon consummation of the Change in Control a cash payment for each Stock Option surrendered equal to the difference between (1) the fair market value of the consideration to be received for each share of Common Stock in the Change in Control times the number of shares of Common Stock subject to such surrendered Stock Options, and (2) the aggregate exercise price of all such surrendered Stock Options; or

(2)
in the event of a Change in Control transaction whereby the holders of Common Stock will receive a cash payment (the “Merger Price”) for each share of Common Stock exchanged in the Change in Control transaction, make or provide for a cash payment to the participants equal to the difference between (1) the Merger Price times the number of shares of Common Stock subject to such Stock Options held by each participant (to the extent then exercisable at prices not in excess of the Merger Price), and (2) the aggregate exercise price of all such surrendered Stock Options.

25. COMPLIANCE WITH SECTION 16. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or actions of the Committee fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

26. TERMINATION OF EMPLOYMENT. Upon the termination of an employee’s employment for any reason other than Disability, Retirement, Change in Control, death or Termination for Cause, the employee’s Stock Options shall be exercisable, but only as to those shares that were immediately purchasable by, or vested in, such employee at the date of termination, and such options may be exercised only for a period of three (3) months following such termination. Upon the termination of an employee’s service because of Disability, Retirement, Change in Control or death, the employee’s Stock Options shall be exercisable as to all shares whether or not then exercisable, and the employee’s Stock Awards shall vest as to all shares subject to an outstanding award, whether or not otherwise immediately vested in such employee at the date of termination and options may be exercised for a period of five (5) years following termination. Notwithstanding anything to the contrary herein, in no event shall the exercise period extend beyond the expiration of the Stock Option term. In the event of termination of employment or service for Cause (as defined herein) all rights and awards granted to an employee or director under the Plan not exercised or vested shall expire upon termination.

No option shall be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three (3) months following the date of the employee’s Retirement or termination of employment following a Change in Control; and provided further, that no option shall be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than one year following termination of employment due to Disability, and provided further, in order to obtain Incentive Stock Option treatment for options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months of termination of employment.

“Disability” means, with respect to an employee, the permanent and total inability by reason of mental or physical infirmity or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of the employee’s lifetime.

“Retirement” means, with respect to an employee, retirement at the normal or early retirement date set forth in the Association’s employee stock ownership plan, or as determined by the Board of Directors, or such other time as determined by written resolution of the Committee.

Termination “for Cause” means the termination upon personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, any of which results in a material loss to the Company or an Affiliate.

27. TERMINATION OF SERVICE AS A DIRECTOR. Upon the termination of a director’s service for any reason other than Disability, Retirement, Change in Control, death or Termination for Cause, the director’s Stock Options shall be exercisable, but only as to those shares that were immediately purchasable by, or vested in, such director at the date of termination, and options may be exercised for a period of one (1) year following termination of service, and all of the director’s unvested Stock Awards shall be forfeited. In the event of termination of service for Cause (as defined above) all rights granted to the director under the Plan not exercised by or vested in such director shall expire upon termination of service. Upon the termination of a director’s service because of Retirement, Disability, Change in Control or death, the director’s Stock Options shall be exercisable as to all shares, whether or not then exercisable, and the director’s Stock Awards shall vest as to all shares subject to an outstanding award, whether or not otherwise immediately vested in such director at the date of termination, and options may be exercised for a period of five (5) years following such termination. In no event shall the exercise period extend beyond the expiration of the Stock Option term.

“Disability” means, with respect to an outside director, the permanent and total inability by reason of mental or physical infirmity or both, of a director to carry out the responsibilities of a director of the Company or an Affiliate, as required by applicable state and federal law.

“Retirement” means, with respect to a director, retirement on or after attainment of age sixty-five (65) or seven (7) years of service at the Company or an Affiliate, or such other time as determined by written resolution of the Committee.

“Termination for Cause” has the same meaning as set forth under Paragraph 26 above.